Exhibit No. 6

CPA Fairness Opinion with respect to the Merger, dated December 30, 2009

THE SPIN-OFF, CAPITAL REDUCTION AND MERGER REFERRED TO HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES. THE SPIN-OFF, CAPITAL REDUCTION AND MERGER REFERRED TO HEREIN ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH, THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGATRON INTERNATIONAL INVESTMENT COMPANY, LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

(Translation – In case of any discrepancy between the Chinese and English versions, the Chinese version shall prevail.)

Merger between Pegatron Corporation and Pegatron International Investment Co., Ltd.

The Independent Expert's Fairness Opinion on the Share Exchange Ratio for the Merger

To maximize the efficiency of the own-brand business and dedicated ODM business, ASUSTeK Computer Inc. ("ASUS") is actively undergoing corporate restructuring and professional business division, and plans to spin off the assets and business of the ODM business - 100% owned long-term equity investment in Pegatron Corporation ("Pegatron") to a newly-incorporated Pegatron International Investment Co., Ltd. ("Pegatron International"). It is proposed to conduct an absorption type merger between Pegatron and Pegatron International to facilitate Pegatron's application of listing, and to increase the business scale of Pegatron and global competitiveness. Pegatron will be the surviving company after the merger, while Pegatron International will be the extinguished company after the merger and will be dissolved due to the merger. The name of Pegatron after the merger remains the same.

1.      Explanation of share exchange ratio for merger

Pursuant to the Merger Agreement, "the share exchange ratio for the merger is determined based on the book value of the business value and amount of assets to be spun off stated in ASUS’ financial statements as of September 30, 2009 reviewed by the CPA, and the financial statements of Pegatron as of September 30, 2009 reviewed by the CPA, with reference to relevant operating performance, prospective business developments, goodwill and other relevant factors. Unless otherwise stipulated in the Agreement or where Pegatron International and Pegatron mutually hold shares, and thus such shares shall be cancelled on the record date of the Merger, the shareholders of Pegatron International shall obtain the shares issued by Pegatron from the capital increase for the merger, at a ratio of one share in exchange for one share of Pegatron. Pagatron is originally 100% owned subsidiary of Pegatron International and thus the merger shall be a restructuring in a group.

2.      Net Worth of Pegatron and Pegatron International

	Pegatron International	Pegatron

Book value (in thousand NT dollars)	NT$92,894,189 (Note 1)	NT$92,894,089 (Note 2)

Source of information: Provided by ASUS

(Note 1) It's the total amount of the net asset value Pegatron International assumed from ASUS (including Pegatron's unrealized gross profit NT$472,801,000 which was recognized by ASUS originally) and Pegatron International's initial capital NT$100,000 .

(Note 2) The book value of Pegatron has in the account book of ASUS based on the book value NT$93,366,890,000 in the financial statements as of September 30, 2009 reviewed by KPMG Taiwan and in consideration of the unrealized gross profit NT$472,801,000 generated by ASUS and Pegatron,.

From the record date of the Merger, all assets, liabilities listed in the account books of Pegatron International and all of its rights and obligations shall be generally assumed by

Pegatron. As such, relevant items of long term equity investment and shareholders' equity will be offset in the process of offset in the merger, and the net value of the surviving company Pegatron before and after the merger shall not be altered accordingly.

3.      The fairness of the share exchange ratio for the merger

Pursuant to the third paragraph in I. Introduction of the Statements of Financial Accounting Standards No. 25 "Merger of enterprises – accounting treatment of purchase method", when a company transfers all of its assets and liabilities to its subsidiary newly incorporated by the company or the affiliated company (such as between the parent and the subsidiary company or between subsidiaries), the transfer of all assets and liabilities or share exchange shall not apply the Standards." As such, for the merger of Pegatron and Pegatron International which is a corporate restructuring by share exchange for merger, purchase method shall not apply to it's accounting treatment. In addition, according to the 2002 rulings (Ji-Mi-Zi-No.243 and 244), if the companies involved in the merger are affiliated companies, the merger is deemed as a corporate restructuring, and the accounting treatments should follow the Foundation's 1997 ruling (Ji-Mi-Zi-No.103) and 2002 ruling (Ji-Mi-Zi-No.033). That is, the corporate restructuring by share exchange for merger shall be entered into the account book at book value.

In summary, in respect of the merger between Pegatron and Pegatron International, after referring to the rulings and relevant regulations of the Accounting Research and Development Foundation, it is assessed that the share exchange for the merger is fair.

4.       The fairness evaluation of the Merger is based on the financial reports as of September 30, 2009 reviewed by the CPA. However, the actual merger value shall still be based on the book values of Pegatron and Pegatron International on the record date of the Merger. If there is a need for adjustment due to material changes to the relevant business value, we will update the opinion based on the most updated information in accordance with the engagement by Pegatron and Pegatron International.

The information listed in this opinion is provided by Pegatron and Pegatron International. The CPA has evaluated the share exchange ratio for the merger as an independent third person and has not in fact participated in the transaction between both parties and the content planning for the merger.

This opinion is only provided to the board of directors and shareholders meeting of ASUS, Pegatron, and Pegatron International for reference or for reporting to relevant competent authorities, and may not be used for other purposes.

PricewaterhouseCoopers Taiwan

Zeng, Hui-Jin, CPA

Date: December 30, 2009

(Translation – In case of any inconsistencies between the Chinese and English version, the Chinese version shall prevail.)

Declaration of Independency

To:	Pegatron Corporation
Pegatron International Investment Co., Ltd.

The CPA being engaged to issue an expert's opinion on the fairness of the share exchange ratio for the merger between Pegatron Corporation ("Pegatron") and Pegatron International Investment Co., Ltd. ("Pegatron International") has prepared the opinion from an absolute independent position. There is no direct or indirect interest between Pegatron and Pegatron International and the CPA which will affect the fairness and independency of the CPA, and the CPA declares as follows:

1.
The CPA does not concurrently undertake any regular work with Pegatron, Pegatron International and its affiliates where regular salary is received, such as serving as the responsible person, director, supervisor, manager or employee.

2.	There is no joint investment or enjoyment of interest between the CPA and Pegatron, Pegatron International and its affiliates.

3.	The CPA and Pegatron and Pegatron International did not execute any agreement in connection with potential audit fees.

4.	There is no violation of other matters which may affect the absolute independency of the CPA.

PricewaterhouseCoopers Taiwan

Zeng, Hui-Jin, CPA

Date: December 30, 2009